Exhibit 1

AGREEMENT OF JOINT FILING
TRIBUTE PHARMACEUTICALS CANADA INC.
COMMON SHARES

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and between them to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of March 24, 2015.

/s/ Scott Langille
Scott Langille

ELORA FINANCIAL MANAGEMENT INC.

By:	/s/ Scott Langille
Scott Langille
President